SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.1)*



                              CV Therapeutics, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   126667 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)





                                Page 1 of 9 Pages

---------------------------------------------------------                    ---------------------------------------
CUSIP NO.  126667 10 4                                          13 G                   Page 2 of 9 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Delphi Ventures II, L.P. ("DV II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]        (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------

               NUMBER OF            5        SOLE VOTING POWER
                SHARES                       27,394  shares,  except that DMP II, the general  partner of DVII,  and
             BENEFICIALLY                    Bochnowski,  Douglass, and Lothrop, the general partners of DMP II, may
            OWNED BY EACH                    be deemed to have shared power to vote these shares.
               REPORTING
                PERSON
                 WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.

                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             27,394  shares,  except that DMP II, the general  partner of DVII,  and
                                             Bochnowski,  Douglass, and Lothrop, the general partners of DMP II, may be deemed to have shared power to dispose of these shares.

                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.

----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       27,394
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   .44%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 126667 10 4                                           13 G                   Page 3 of 9 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Delphi BioInvestments II, L.P. ("DBI II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a) [ ]          (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------- --------------------------------------------------------------------------------------------------------
               NUMBER OF            5        SOLE VOTING POWER
                SHARES                       139  shares,  except  that DMP II, the  general  partner of DBI II, and
             BENEFICIALLY                    Bochnowski,  Douglass, and Lothrop, the general partners of DMP II, may
             OWNED BY EACH                   be deemed to have shared power to vote these shares.
               REPORTING
                PERSON
                 WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.

                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             139  shares,  except  that DMP II, the  general  partner of DBI II, and
                                             Bochnowski,  Douglass, and Lothrop, the general partners of DMP II, may be deemed to have shared power to dispose of these shares.

                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.

----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       139
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.00%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 126667 10 4                                           13 G                   Page 4 of 9 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Delphi Management Partners II, L.P. ("DMP II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)   [ ]           (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
----------------------------------- -------- -----------------------------------------------------------------------
              NUMBER OF             5        SOLE VOTING POWER
               SHARES                        0 shares.
            BENEFICIALLY
            OWNED BY EACH
              REPORTING
               PERSON
                WITH                -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             27,533 shares,  of which 27,394 are directly owned by DV II and 139 are directly  owned by DBI II. DMP II is the  general  partner of DV II and
                                             DBI II and may be deemed to have shared power to vote these shares.

                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.

                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             27,533 shares,  of which 27,394 are directly owned by DV II and 139 are directly  owned by DBI II. DMP II is the  general  partner of DV II and
                                             DBI II and may be  deemed  to have  shared  power to  dispose  of these shares.

----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       27,533
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                       [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   .44%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 126667 10 4                                           13 G                   Page 5 of 9 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     James J. Bochnowski ("Bochnowski")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)   [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
              NUMBER OF             5        SOLE VOTING POWER
               SHARES                        2,315 shares.
            BENEFICIALLY
            OWNED BY EACH
              REPORTING
               PERSON
                WITH                -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             27,533 shares,  of which 27,394 are directly owned by DV II and 139 are directly  owned by DBI II. DMP II is the  general  partner of DV II and
                                             DBI II, and  Bochnowski,  a general partner of DMP II, may be deemed to have shared power to vote these shares.

                                    -------- -----------------------------------------------------------------------
                                    7        SOLE  DISPOSITIVE  POWER
                                             2,933 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             27,533 shares,  of which 27,394 are directly owned by DV II and 139 are directly  owned by DBI II. DMP II is the  general  partner of DV II and
                                             DBI II, and  Bochnowski,  a general partner of DMP II, may be deemed to have shared power to dispose of these shares.

----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       29,848
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   .48%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 126667 10 4                                           13 G                   Page 6 of 9 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     David L. Douglass ("Douglass")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
              NUMBER OF             5        SOLE VOTING POWER
               SHARES                        0 shares.
            BENEFICIALLY
            OWNED BY EACH
              REPORTING
               PERSON
                WITH                -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             27,533 shares,  of which 27,394 are directly owned by DV II and 139 are directly  owned by DBI II. DMP II is the  general  partner of DV II and
                                             DBI II,  and  Douglass,  a general  partner of DMP II, may be deemed to have shared power to vote these shares.

                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.

                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             27,533 shares, of which 27,3994 are directly owned by DV II and 139 are directly  owned by DBI II. DMP II is the  general  partner of DV II and
                                             DBI II,  and  Douglass,  a general  partner of DMP II, may be deemed to have shared power to dispose of these shares.

----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       27,533
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   .44%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------------                    ---------------------------------------
CUSIP NO. 126667 10 4                                           13 G                   Page 7 of 9 Pages
---------------------------------------------------------                    ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Donald J. Lothrop ("Lothrop")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]            (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------
              NUMBER OF             5        SOLE VOTING POWER
               SHARES                        90 shares.
            BENEFICIALLY
            OWNED BY EACH
              REPORTING
               PERSON
                WITH                -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             27,533 shares,  of which 27,394 are directly owned by DV II and 139 are directly  owned by DBI II. DMP II is the  general  partner of DV II and
                                             DBI II, and Lothrop, a general partner of DMP II, may be deemed to have shared power to vote these shares.

                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             90 shares.

                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             27,533 shares,  of which 27,394 are directly owned by DV II and 139 are directly  owned by DBI II. DMP II is the  general  partner of DV II and
                                             DBI II, and Lothrop, a general partner of DMP II, may be deemed to have shared power to dispose of these shares.

----------- --------------------------------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       27,623
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                      [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.45%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*                                                              IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 8 of 9 Pages


                  This Statement amends the Statement on Schedule 13(G) (the "Original Statement") filed by Delphi Ventures II, L.P., a Delaware limited partnership ("DV II"), Delphi BioInvestments II, L.P. ("DBI II"), Delphi Management Partners II, L.P., a Delaware limited partnership ("DMP II"), James J. Bochnowski ("Bochnowski"), David L. Douglass ("Douglass"), and Donald J. Lothrop ("Lothrop"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those Items as to which there has been a change of Information are included in this Amendment.

                  DMP II is the general partner of DV II and DBI II, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by DV II and DBI II. Bochnowski, Douglass and Lothrop are the general partners of DMP II, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by DV II and DBI II.

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1997:

                    (a)      Amount beneficially owned:

                                   See Row 9 of cover page for each Reporting Person.

                    (b)      Percent of Class:

                                   See Row 11 of cover page for each Reporting Person.

                    (c) Number of shares as to which such person has:

                           (i)  Sole power to vote or to direct the vote:

                                   See Row 5 of cover page for each Reporting Person.

                          (ii)  Shared power to vote or to direct the vote:

                                   See Row 6 of cover page for each Reporting Person.

                         (iii)  Sole power to dispose or to direct
                                the disposition of:

                                   See Row 7 of cover page for each Reporting Person.

                          (iv) Shared power to dispose or to direct the disposition of:

                                   See Row 8 of cover page for each Reporting Person.

                                                               Page 9 of 9 Pages




ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following:     [X]


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 1998




                                   /s/ James J. Bochnowski
                                   ---------------------------------------------
                                   James J. Bochnowski, individually, and on behalf of DVII, in his capacity as a general partner of DMP II, the general partner of DVII, on behalf of DBI II, in his capacity as a general partner of DMP II, the general partner of DBI II, and on behalf of DMP II in his capacity as a general partner thereof.





                                   /s/ David L. Douglass
                                   ---------------------------------------------
                                   David L. Douglass





                                   /s/ Donald J. Lothrop
                                   ---------------------------------------------
                                   Donald J. Lothrop